Exhibit 5.1

Gannett Co., Inc. Letterhead

June 15, 2005

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

Ladies and Gentlemen:

As General Counsel of Gannett Co., Inc., a Delaware corporation (the “Company”), I have acted as counsel for the Company in connection with a shelf Registration Statement on Form S-3 (the “Registration Statement”) filed on April 3, 2002 with the Securities and Exchange Commission, and declared effective on April 10, 2002 (Registration No. 333-85430), in connection with the issuance, from time to time, of up to $2,500,000,000 aggregate principal amount of debt securities (“Debt Securities”) and warrants to purchase debt securities (“Warrants”) of the Company. The Company’s 4.125% notes due 2008 in the aggregate principal amount of $500,000,000 (the “Notes”) are Debt Securities which will be issued and sold under the Registration Statement. The Notes will be issued pursuant to an indenture dated as of March 1, 1983 between the Company and Citibank, N.A., as amended and supplemented by a First Supplemental Indenture, dated as of November 5, 1986, among the Company, Citibank, N.A. and Sovran Bank, N.A., a Second Supplemental Indenture, dated as of June 1, 1995, among the Company, Nationsbank, N.A. and Crestar Bank, a Third Supplemental Indenture, dated as of March 14, 2002, between the Company and Wells Fargo Bank, National Association (the “Trustee”), and a Fourth Supplemental Indenture, to be dated as of June 16, 2005 between the Company and the Trustee (as so amended and supplemented, the “Indenture”).

As counsel to the Company, I have examined originals or copies certified, or otherwise identified to my satisfaction, of such documents, corporate records and instruments as I have deemed necessary or advisable for the purpose of this opinion. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York. I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws.

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

For the purposes of this opinion letter, I have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and the conduct of the Trustee has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. I also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

Based upon the foregoing, I am of the opinion that the Notes have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration specified in the resolutions of the Company’s board of directors and executive committee thereof authorizing the issuance and sale of the Notes and the Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 13, 2005, which is incorporated by reference into the Registration Statement and to being named under the caption “Legal Opinions” in the prospectus included in the Registration Statement and under the caption “Legal Matters” in the prospectus supplement with respect to the matters stated herein. In giving such consent, I do not admit that I am an “expert” within the meaning of the Act.

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

This opinion is intended solely for your benefit in connection with the transaction described above and, except as provided in the immediately preceding paragraph, may not be otherwise communicated to, reproduced, filed publicly or relied upon by, any other person or entity for any other purpose without my express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

Very truly yours,

/s/ Thomas L. Chapple
Thomas L. Chapple
Senior Vice President, Chief Administrative Officer and General Counsel